Exhibit 5.1


                                                      June 30, 1995

RJR Nabisco, Inc.
1301 Avenue of the Americas
New York, NY 10019

Ladies and Gentlemen:

              I have acted as counsel for RJR Nabisco, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") for the registration of the sale from time to time of debt securities to be issued by the Company (the "Debt Securities"). This opinion is being given pursuant to the requirements for the Registration Statement.

              I have examined the corporate proceedings of the Company in connection with the Registration Statement and the transactions contemplated thereby, as well as the Registration Statement and the exhibits thereto, including the form of amended and restated Indenture to be entered into by the Company and Citibank, N.A., as trustee (the "Indenture"), in respect of the Debt Securities. I have also examined originals or copies, certified or otherwise identified to my satisfaction of such other documents, evidence of corporate action and other instruments and have made such other investigations of law and fact, as I have deemed necessary or appropriate for the purpose of this opinion. As to questions of fact relevant to this opinion, I have relied upon certificates or written statements from officers and other appropriate representatives of the Company and its subsidiaries or public officials. In all such examinations I have assumed the genuineness of all signatures, the authority to sign, and the authenticity of all documents submitted to me as originals. I have also assumed the conformity with the originals of all documents submitted to me as copies.




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RJR Nabisco, Inc.
June 30, 1995
Page 2

              Based upon and subject to the foregoing, and to the qualifications hereinafter specified, I am of the opinion that when the Debt Securities have been duly authorized and executed by the Company and duly authenticated, as provided in the Indenture, and when delivered against payment therefor in the manner described in the Registration Statement, including the prospectus and any prospectus or pricing supplement relating to any such sale, the Debt Securities will be duly authorized and will be legally valid and binding obligations of the Company in accordance with, and subject to, their terms and the terms of the Indenture.

              The opinions set forth above are subject to the effect of any bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and of general principles of equity whether applied by a court of law or equity.

              The opinions set forth herein relate solely to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States.

              I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement.



                                                     Very truly yours,




                                                     Jo-Ann Ford
                                                     Senior Vice President
                                                     Law and Secretary